Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-183172 and 333-165162 on Form S-3, 333-136911 on Form S-4, and 333-168540, 333-150312, 333-150311, 333-140912, 333-127890, 333-127889, 333-81134, 333-71992, and 333-71990 on Form S-8 of our reports dated February 28, 2013, relating to the consolidated financial statements and financial statement schedules of Integrys Energy Group, Inc. and subsidiaries, and the effectiveness of Integrys Energy Group, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Integrys Energy Group, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 28, 2013